Exhibit 99.1

October 29, 2010

NASDAQ OMX REPORTS SOLID THIRD QUARTER 2010 RESULTS

–EPS OF $0.50 REPRESENTS 19% INCREASE OVER PRIOR YEAR NON-GAAP RESULTS–

–NET REVENUES GROW 7% TO $372 MILLION–

New York, N.Y.—The NASDAQ OMX Group, Inc. (“NASDAQ OMX®”; NASDAQ: NDAQ) reported solid results for the third quarter of 2010. Net income attributable to NASDAQ OMX for the third quarter of 2010 was $101 million, or $0.50 per diluted share, compared with $96 million, or $0.46 per diluted share, in the second quarter of 2010, and $60 million, or $0.28 per diluted share, in the third quarter of 2009. Included in the third quarter of 2010 results are $4 million of expenses associated with workforce reductions, merger and strategic initiatives, and other items, offset by $4 million of benefits associated with the tax impact of these items and certain other tax adjustments.

Financial Highlights:

•	Net exchange revenues grew 7% over prior year results to $372 million

•	Non-GAAP operating income improved to $169 million, up 11% from third quarter of 2009 results, while operating margins increased to 45%

•	Non-GAAP EPS increased to $0.50, up from $0.42 in the prior year quarter

•	GAAP EPS of $0.50 represents a 79% increase over third quarter of 2009 results

•

Completed $300 million of the $400 million authorized share repurchase program thus far, representing 15.1 million shares. Board has authorized an additional $150 million for the program, bringing the total authorized amount to $550 million.

Summary of Non-GAAP Results[1]

($ millions, except EPS)	Q310	Q210	Q309
Net Exchange Revenues[2]	372	390	349
Total Operating Expenses	203	207	197
Operating Income	169	183	152
Net Income	101	108	89
Diluted Earnings Per Share	$0.50	$0.52	$0.42

1.A complete reconciliation of GAAP to non-GAAP results is included in the attached tables. 2.Represents revenues less liquidity rebates, brokerage, clearing and exchange fees.

Bob Greifeld, Chief Executive Officer, NASDAQ OMX said:

“Despite lower industry trading volumes, we delivered exceptional results this quarter. This performance can be attributed to the success we’ve had in diversifying our business and identifying opportunities to deliver value-added products and services to our customers. The scale of the NASDAQ OMX business model leaves us well positioned to achieve our stated goal of generating annualized net revenue of $2 billion by the end of 2013.”

Business Highlights

European Transaction Services

•

Grew volumes for Nordic equity and index options and futures more than 40% from prior year levels. Also in the Nordic derivatives market, NASDAQ OMX recently launched Genium INET, a comprehensive multi-asset trading and clearing system. In addition to powering its own markets, this technology is part of NASDAQ OMX’s commercial exchange technology offering, giving customers access to the fastest and most robust trading system in the world.

•

Expanded the Nordic clearinghouse by offering members the opportunity to clear repurchase agreement (“repo”) transactions. As a result of an agreement between the Swedish Money Market Council and NASDAQ OMX, the entire Swedish Interbank repo market will ultimately be cleared through NASDAQ OMX Stockholm AB.

U.S. Transaction Services

•

Became number one in U.S. equity options market share in the third quarter of 2010, growing total share to 28.8%. Market share at NASDAQ OMX PHLX (“PHLX”) was 23.7% while The NASDAQ Options Market (“NOM”) achieved market share of 5.1%, representing the highest quarterly market share ever realized at either market.

•

Received SEC approval for NASDAQ OMX PSX (“PSX”), the first U.S. equity trading platform with a price-size priority model. Launched on October 8, 2010, PSX is an equity exchange model that encourages participants to display more shares in the transparent marketplace by offering improved execution opportunities for large orders. More displayed volume encourages greater transparency in the public marketplace and increased depth at a given price level for customers.

•

Announced State Street Global Markets’ plans to become the fourth member of IDCG’s clearinghouse, joining BNY Mellon Clearing, Newedge USA and MF Global. This addition reflects the growing interest in and client demand for IDCG’s product offering. During the third quarter, IDCG also witnessed growth in clearing activity, ending the period with nearly $400 million in open interest.

Market Technology

•

Completed the acquisition of SMARTS Group Holdings (“SMARTS”), the world-leading technology provider of market surveillance solutions to exchanges, regulators and brokers. This acquisition is part of NASDAQ OMX’s strategy to diversify its Market Technology business and enter the broker surveillance and compliance market.

Issuer Services

•

Welcomed 45 new listings during the quarter, including two of the largest technology IPOs, SMART Technologies (NASDAQ: SMT) and NXP Semiconductors (NASDAQ: NXPI). Captured 64% of total proceeds raised by information technology companies on U.S. markets, totaling over $1.6 billion.

Operating Highlights

U.S. Equities

•

Total matched market share of U.S. equities was 22.3% in the third quarter of 2010, with NASDAQ matching 19.1% and NASDAQ OMX BX (“BX”) matching 3.2%. Total matched market share was 22.8% in the second quarter of 2010 (NASDAQ: 19.0%; BX:

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3.8%) and 22.1% in the third quarter of 2009 (NASDAQ: 19.4%; BX: 2.7%). Total matched share volume was 107.8 billion shares in the third quarter of 2010, compared with 147.9 billion shares in the second quarter of 2010 and 131.4 billion shares in the third quarter of 2009.

European Equities

•

Total volume was 17.4 million trades in the third quarter of 2010, compared with 19.8 million in the second quarter of 2010 and 12.5 million in the third quarter of 2009. Total value traded was €145 billion in the third quarter of 2010, compared with €179 billion in the second quarter of 2010 and €141 billion in the third quarter of 2009.

U.S. Options

•

Total market share of U.S. equity options was 28.8% in the third quarter of 2010, with PHLX matching 23.7% and NOM matching 5.1%. Total market share of U.S. equity options was 25.1% in the second quarter of 2010 (PHLX: 21.7%; NOM: 3.4%) and 20.2% in the third quarter of 2009 (PHLX: 17.0%; NOM: 3.2%). Total industry average daily volume was 12.5 million contracts in the third quarter of 2010, compared with 15.7 million contracts in the second quarter of 2010 and 13.2 million contracts in the third quarter of 2009.

European Derivatives

•

In the third quarter of 2010, the total volume of stock options and futures was 8.2 million contracts (Q210: 8.9 million; Q309: 6.6 million), index options and futures volume was 11.0 million contracts (Q210: 13.0 million; Q309: 6.9 million) and fixed income volume was 7.1 million contracts (Q210: 6.5 million; Q309: 6.2 million). Within NASDAQ OMX Commodities, cleared contracts during the third quarter of 2010 totaled 385 terawatt hours (“TWh”) (Q210: 499 TWh; Q309: 473 TWh).

Listings

•

New listings totaled 45 in the third quarter of 2010 compared with 65 in the second quarter of 2010 and 35 in the third quarter of 2009. Of the 45 new company listings in the third quarter of 2010, 41 listed on The NASDAQ Stock Market and 4 listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic. New listings in the third quarter of 2010 included 18 initial public offerings, compared with 27 in the second quarter of 2010 and 12 in the third quarter of 2009.

Market Technology

•

Total order intake, which represents the value of orders signed, was $27 million during the third quarter of 2010, compared with $12 million in the second quarter of 2010 and $37 million in the third quarter of 2009. At the end of the third quarter of 2010, total order value, which represents the total contract value of orders signed that are yet to be recognized as revenue, was $446 million, compared with $453 million at the end of the second quarter of 2010 and $318 million at the end of the third quarter of 2009.

Adena Friedman, Chief Financial Officer, said:

“In addition to our ability to innovate and execute our growth strategy, expense management continues to be a core competency as evidenced by our results this quarter. When adjusting for expenses associated with the SMARTS acquisition, our spending in the

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third quarter of 2010 is on par with levels realized last year while net revenues increased. Our ability to achieve operational efficiencies has allowed us to continue to invest in new initiatives while expanding profit margins.”

Expense Guidance

Total operating expenses for the full year of 2010 are expected to be in the range of $880 million to $890 million, including approximately $60 million in non-recurring costs.

Financial Review

Revenues

Revenues less liquidity rebates, brokerage, clearance and exchange fees (“net exchange revenues”) were $372 million for the third quarter of 2010, a decrease of $18 million, or 5%, from the second quarter of 2010 and an increase of $23 million, or 7%, from the third quarter of 2009. Changes in the exchange rates of various currencies as compared to the U.S. dollar had the impact of increasing revenues in the third quarter of 2010 by $5 million when compared to the second quarter of 2010; however, changes in exchange rates had the impact of decreasing revenues by $2 million when compared to the third quarter of 2009.

Market Services

Market Services net exchange revenues were $249 million, down 8% when compared to the second quarter of 2010 results but up 8% when compared to the third quarter of 2009.

Transaction Services

Net exchange revenues from Transaction Services were $168 million for the third quarter of 2010, a decrease of $18 million, or 10%, when compared to the second quarter of 2010, but an increase of $28 million, or 20%, when compared to the third quarter of 2009.

•

Total net cash equity trading revenues were $63 million for the third quarter of 2010, down $13 million, or 17%, from the second quarter of 2010, but up $15 million, or 31%, from the prior year quarter.

•

Net U.S. cash equity trading revenues decreased $12 million when compared to the second quarter of 2010 due to lower industry volumes, which declined 26% from second quarter of 2010 levels. Revenues increased $18 million when compared to the prior year quarter due primarily to modified rates and to higher matched market share of U.S. cash equity trading, offset somewhat by lower industry volumes.

•

European cash equity trading revenues declined $1 million when compared to results from the second quarter of 2010 and $3 million from the third quarter of 2009. When compared to the second quarter of 2010 the decrease in revenue is due to lower trading activity. The reduction in revenue when compared to the third quarter of 2009 is due primarily to revised trading fees introduced in the fourth

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quarter of 2009 and the first quarter of 2010, partially offset by increases in trading activity.

•

Included in U.S. cash equity trading revenues in the third quarter of 2010 are $60 million in SEC Section 31 fees, compared with $81 million in the second quarter of 2010 and $94 million in the third quarter of 2009. Corresponding cost of revenues, reflecting the reimbursement of these fees to the SEC, is included in brokerage, clearance and exchange fees.

•

Total net derivative trading and clearing revenues were $60 million for the third quarter of 2010, down $9 million, or 13%, from the second quarter of 2010 and up $6 million, or 11%, from the prior year quarter.

•

Net U.S. derivative trading and clearing revenues decreased $6 million when compared to the second quarter of 2010 and were equal to third quarter of 2009 revenues. The decline when compared to the second quarter of 2010 is due to lower industry volumes, which were down 19%. Partially offsetting this decline was higher market share. When compared to the third quarter of 2009, increases in market share were offset by declines in industry volumes and in the average net fees for traded contracts.

•

European derivative trading and clearing revenues decreased $3 million when compared to the second quarter of 2010 but increased $6 million when compared to the third quarter of 2009. The decline when compared to the second quarter of 2010 is due to lower trading volumes for options and futures contracts. The increase when compared to the third quarter of 2009 is due to higher trading volumes for options and futures contracts and clearing of fixed income products.

•

Access Services revenues were $45 million for the third quarter of 2010, an increase of $4 million, or 10%, when compared to the second quarter of 2010 and an increase of $7 million, or 18%, when compared to the prior year quarter. The increase in revenues when compared to the second quarter of 2010 is primarily due to increased demand for access services. The increase in revenues when compared to the third quarter of 2009 is due to revised fees for access services and increased demand for co-location services.

Market Data

Market Data revenues were $76 million for the third quarter of 2010, down $3 million, or 4%, when compared to the second quarter of 2010 and to the third quarter of 2009.

•

Net U.S. tape plans revenues were $28 million in the third quarter of 2010, down $2 million, or 7%, when compared to the second quarter of 2010 and down $3 million, or 10%, when compared to the prior year quarter. The reduction in revenues when compared to the second quarter of 2010 and to the third quarter of 2009 is due to lower plan shareable revenue and to declines in trading and quoting market share of U.S equities, as calculated under the SEC-mandated market data revenue quoting and trading formula.

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•

U.S. market data products revenues were $32 million in the third quarter of 2010, equal to revenues reported in the second quarter of 2010, but up $3 million, or 10%, when compared to the prior year quarter. The increase in revenues when compared to the third quarter of 2009 is driven by the growth of new products such as BX TotalView, options data feeds, and mutual fund products.

•

European market data products revenues were $16 million in the third quarter of 2010, a decrease of $1 million, or 6%, when compared to the second quarter of 2010, and a decrease of $3 million, or 16%, when compared to the prior year quarter. The decrease when compared to the second quarter of 2010 is primarily due to lower audit revenues. The decrease in revenues when compared to the third quarter of 2009 is due primarily to declines in subscriber populations, discontinued products and changes in the exchange rates of various currencies as compared to the U.S. dollar.

Issuer Services

Issuer Services revenues were $85 million, a decrease of $1 million, or 1%, when compared to the second quarter of 2010, and an increase of $3 million, or 4%, when compared to the third quarter of 2009.

Global Listing Services

Global Listing Services revenues were $73 million for the third quarter of 2010, down $1 million, or 1%, from the second quarter of 2010, but up $1 million, or 1%, when compared to the third quarter of 2009. The decrease when compared to the second quarter of 2010 is primarily due to a modest decline in Corporate Services revenues, resulting from seasonally lower demand for services from listed companies. The increase when compared to the third quarter of 2009 is primarily due to higher European listing revenues resulting from higher market capitalization values for European listed equities.

Global Index Group

Global Index Group revenues were $12 million for the third quarter of 2010, equal to revenues in the second quarter of 2010, and up $2 million, or 20%, when compared to the third quarter of 2009. Higher revenues when compared to the prior year quarter are primarily due to increases in asset sizes of licensed exchange traded funds (“ETFs”) as well as additional demand for new licensed ETFs and other financial products.

Market Technology

Market Technology revenues were $38 million for the third quarter of 2010, up $4 million, or 12%, from the second quarter of 2010, and up $2 million, or 6%, when compared to the third quarter of 2009. These increases primarily relate to the inclusion of revenue associated with SMARTS, which was acquired during the quarter.

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Operating Expenses

Total non-GAAP operating expenses decreased $4 million, or 2%, to $203 million in the third quarter of 2010 from $207 million in the second quarter of 2010, and increased $6 million, or 3%, from $197 million in the prior year quarter. The decrease in expenses when compared to the second quarter of 2010 is primarily driven by lower compensation, professional and contract services, and computer operations and data communications expenses. Partially offsetting lower spending in the quarter is the impact of changes in the exchange rates of various currencies as compared to the U.S. dollar, which had the effect of increasing expenses by $3 million when compared to the second quarter of 2010, as well as additional expenses associated with SMARTS. The increase in expenses from the third quarter of 2009 is primarily due to costs associated with SMARTS and higher compensation expenses, partially offset by a reduction in expenses resulting from the sale of Carpenter Moore, which occurred in the fourth quarter of 2009.

Net Interest Expense

Net interest expense was $23 million for the third quarter of 2010, compared with $24 million for the second quarter of 2010 and $23 million for the third quarter of 2009. Included in total net interest expense for the third quarter of 2010 is $19 million in interest expense, $4 million of non-cash expense associated with the accretion of senior and convertible notes, and $2 million in non-cash debt amortization expenses and other related fees. Interest income for the third quarter of 2010 was $2 million.

Earnings Per Share

On a non-GAAP basis, third quarter 2010 earnings per diluted share were $0.50 as compared to non-GAAP earnings per diluted share of $0.52 in the second quarter of 2010 and non-GAAP earnings per diluted share of $0.42 in the prior year quarter. NASDAQ OMX’s weighted average shares outstanding used to calculate diluted earnings per share was 204 million for the third quarter of 2010, 209 million for the second quarter of 2010, and 215 million for the third quarter of 2009.

About NASDAQ OMX

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with approximately 3,600 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX Second North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and exchange-traded funds. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com. *Please follow NASDAQ OMX on Facebook

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(http://www.facebook.com/pages/NASDAQ-OMX/108167527653) and Twitter (http://www.twitter.com/nasdaqomx). NDAQG NDAQF

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, NASDAQ OMX also discloses certain non-GAAP results of operations, including net income, diluted earnings per share, operating expenses, and operating income that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess NASDAQ OMX’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. NASDAQ OMX cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about our future financial results, growth, trading volumes, tax benefits and achievement of synergy targets, (ii) statements about the implementation dates and benefits of certain strategic initiatives, (iii) statements about our integrations of our recent acquisitions and (iv) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to, NASDAQ OMX’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ OMX’s filings with the U.S. Securities Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on NASDAQ OMX’s website at http://www.nasdaqomx.com and the SEC’s website at www.sec.gov. NASDAQ OMX undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Media Relations:	Contact Investor Relations:

Frank DeMaria +1.212.231.5183	Vincent Palmiere +1.212.401.8742

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The NASDAQ OMX Group, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009
Revenues
Market Services revenues	$628	$756	$692
Cost of revenues:
Liquidity rebates	(297)	(374)	(329)
Brokerage, clearance and exchange fees	(82)	(112)	(132)

Total cost of revenues	(379)	(486)	(461)

Total Market Services revenues less liquidity rebates, brokerage, clearance and exchange fees	249	270	231

Issuer Services revenues	85	86	82
Market Technology revenues	38	34	36

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	372	390	349

Operating Expenses
Compensation and benefits	102	104	100
Marketing and advertising	5	5	3
Depreciation and amortization	25	25	27
Professional and contract services	18	20	20
Computer operations and data communications	13	14	14
Occupancy	23	21	19
Regulatory	9	9	10
Merger and strategic initiatives	1	1	5
General, administrative and other	11	12	20

Total operating expenses	207	211	218

Operating income	165	179	131

Interest income	2	2	3
Interest expense	(25)	(26)	(26)
Income from unconsolidated investees, net	1	1	—
Loss on divestiture of businesses	—	(11)	—
Dividend and investment income	—	1	1
Debt conversion expense	—	—	(25)

Income before income taxes	143	146	84
Income tax provision	43	51	25

Net income	100	95	59

Net loss attributable to noncontrolling interests	1	1	1

Net income attributable to NASDAQ OMX	$101	$96	$60

Basic and diluted earnings per share:
Basic earnings per share	$0.51	$0.46	$0.30

Diluted earnings per share	$0.50	$0.46	$0.28

Weighted-average common shares outstanding for earnings per share:
Basic	200	206	203
Diluted	204	209	215

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009
MARKET SERVICES
Transaction Services
Cash Equity Trading Revenues:
U.S. cash equity trading	$362	$488	$461
Cost of revenues:
Liquidity rebates	(242)	(326)	(310)
Brokerage, clearance and exchange fees	(78)	(108)	(127)

Total U.S. cash equity cost of revenues	(320)	(434)	(437)

Net U.S. cash equity trading revenues	42	54	24
European cash equity trading	21	22	24

Total net cash equity trading revenues	63	76	48

Derivative Trading and Clearing Revenues:
U.S. derivative trading and clearing	93	92	58
Cost of revenues:
Liquidity rebates	(55)	(48)	(19)
Brokerage, clearance and exchange fees	(4)	(4)	(5)

Total U.S. derivative trading and clearing cost of revenues	(59)	(52)	(24)

Net U.S. derivative trading and clearing revenues	34	40	34
European derivative trading and clearing revenues	26	29	20

Total net derivative trading and clearing revenues	60	69	54

Access Services Revenues	45	41	38

Total Transaction Services revenues less liquidity rebates, brokerage, clearance and exchange fees	168	186	140

Market Data
Net U.S. tape plans	28	30	31
U.S. market data products	32	32	29
European market data products	16	17	19

Total Market Data revenues	76	79	79

Broker Services	4	4	9

Other Market Services	1	1	3

Total Market Services revenues less liquidity rebates, brokerage, clearance and exchange fees	249	270	231

ISSUER SERVICES
Global Listing Services:
Annual renewal fees	29	28	29
Listing of additional shares fees	10	10	9
Initial listing fees	4	5	5

Total U.S. listing fees	43	43	43
European listing fees	12	12	11
Corporate services	18	19	18

Total Global Listing Services	73	74	72

Global Index Group	12	12	10

Total Issuer Services revenues	85	86	82

MARKET TECHNOLOGY
License, support and project revenues	30	27	28
Facility management services	5	6	7
Other revenues	3	1	1

Total Market Technology revenues	38	34	36

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	$372	$390	$349

The NASDAQ OMX Group, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30, 2010	December 31, 2009
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$336	$594
Restricted cash	53	30
Financial investments, at fair value	343	308
Receivables, net	308	301
Deferred tax assets	17	25
Market value, outstanding derivative positions	1,657	2,054
Other current assets	166	112

Total current assets	2,880	3,424
Non-current restricted cash	106	80
Property and equipment, net	160	164
Non-current deferred tax assets	403	504
Goodwill	5,041	4,800
Intangible assets, net	1,680	1,631
Other assets	85	119

Total assets	$10,355	$10,722

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$138	$125
Section 31 fees payable to SEC	19	137
Accrued personnel costs	97	114
Deferred revenue	156	105
Other current liabilities	134	71
Deferred tax liabilities	26	23
Market value, outstanding derivative positions	1,657	2,054
Current portion of debt obligations	140	225

Total current liabilities	2,367	2,854
Debt obligations	1,846	1,867
Non-current deferred tax liabilities	713	683
Non-current deferred revenue	169	160
Other liabilities	182	199

Total liabilities	5,277	5,763

Commitments and contingencies

Series A convertible preferred stock	—	15

Equity
NASDAQ OMX stockholders’ equity:
Common stock	2	2
Preferred stock	—	—
Additional paid-in capital	3,776	3,736
Common stock in treasury, at cost	(310)	(10)
Accumulated other comprehensive loss	(268)	(406)
Retained earnings	1,867	1,610

Total NASDAQ OMX stockholders’ equity	5,067	4,932
Noncontrolling interests	11	12

Total equity	5,078	4,944

Total liabilities, Series A convertible preferred stock and equity	$10,355	$10,722

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Non-GAAP Earnings and

Reconciliation of GAAP to Non-GAAP Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009

GAAP Net Income attributable to NASDAQ OMX:	$101	$96	$60

Adjustments:

Workforce reductions	2	3	4
Merger and strategic initiatives	1	1	5
Occupancy	2	—	—
Asset retirements	2	—	10
Foreign currency revaluation	(3)	—	—
Loss on divestiture of businesses	—	11	—
Loss on exchange of ownership of NASDAQ Dubai	—	1	—
Professional fees	—	—	2
Debt conversion expense	—	—	25

Total Adjustments	4	16	46

Adjustment to the income tax provision to reflect Non-GAAP adjustments(1)	(2)	(7)	(7)
Non-recurring tax items, net	(2)	3	(10)

Total Adjustments, net of tax	—	12	29

Non-GAAP Net Income attributable to NASDAQ OMX:	$101	$108	$89

GAAP Diluted Earnings per Common Share:	$0.50	$0.46	$0.28
Total Adj. from Non-GAAP Net Income Above:	—	0.06	0.14

Non-GAAP Diluted Earnings per Common Share:	$0.50	$0.52	$0.42

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009

GAAP Operating Expenses:	$207	$211	$218

Adjustments:

Workforce reductions	(2)	(3)	(4)
Merger and strategic initiatives	(1)	(1)	(5)
Occupancy	(2)	—	—
Asset retirements	(2)	—	(10)
Foreign currency revaluation	3	—	—
Professional fees	—	—	(2)

Total Adjustments	(4)	(4)	(21)

Non-GAAP Operating Expenses	$203	$207	$197

(1)	We determine the tax effect of each item based on the tax rules in the respective jurisdiction where the transaction occurred. The foreign currency revaluation has no associated tax impact.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP to Non-GAAP Operating Income

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009

GAAP Operating Income:	$165	$179	$131

Adjustments:

Workforce reductions	2	3	4
Merger and strategic initiatives	1	1	5
Occupancy	2	—	—
Asset retirements	2	—	10
Foreign currency revaluation	(3)	—	—
Professional fees	—	—	2

Total Adjustments	4	4	21

Non-GAAP Operating Income	$169	$183	$152

Total revenues less liquidity rebates, brokerage, clearance and exchange fees	$372	$390	$349

Non-GAAP Operating Margin (1)	45%	47%	44%

(1)	Non-GAAP Operating Margin equals Non-GAAP Operating Income divided by total revenues less liquidity rebates, brokerage, clearance, and exchange fees.

The NASDAQ OMX Group, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009
Market Services
Cash Equity Trading
NASDAQ securities
Average daily share volume (in billions)	2.02	2.53	2.25
Matched market share executed on NASDAQ	29.0%	28.8%	30.4%
Matched market share executed on NASDAQ OMX BX	2.5%	3.2%	2.0%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	30.4%	39.0%	39.3%
Total market share (2)	61.9%	71.0%	71.8%

NYSE securities
Average daily share volume (in billions)	4.24	5.96	5.53
Matched market share executed on NASDAQ	13.8%	14.0%	14.1%
Matched market share executed on NASDAQ OMX BX	3.5%	4.1%	3.1%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	27.0%	33.5%	35.4%
Total market share (2)	44.3%	51.6%	52.6%

NYSE Amex and regional securities
Average daily share volume (in billions)	1.29	1.84	1.53
Matched market share executed on NASDAQ	21.0%	21.7%	22.2%
Matched market share executed on NASDAQ OMX BX	3.3%	3.5%	2.1%
Market share reported to the FINRA/NASDAQ
Trade Reporting Facility(1)	25.1%	30.0%	34.4%
Total market share (2)	49.4%	55.2%	58.6%

Total U.S.-listed equities
Average daily share volume (in billions)	7.55	10.33	9.31
Matched share volume (in billions)	107.8	147.9	131.4
Matched market share executed on NASDAQ	19.1%	19.0%	19.4%
Matched market share executed on NASDAQ OMX BX	3.2%	3.8%	2.7%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily number of equity trades	263,965	324,560	189,002
Average daily value of shares traded (in billions)	$2.8	$3.7	$3.0

Derivative Trading and Clearing
U.S. Equity Options Contracts
Total industry average daily volume (in millions)	12.5	15.7	13.2
Matched market share:
NASDAQ OMX PHLX	23.7%	21.7%	17.0%
The NASDAQ Options Market	5.1%	3.4%	3.2%

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Average daily volume:
Equity options and fixed-income contracts	398,041	460,790	298,849
Equity options contracts traded on EDX London(3)	—	—	87,636
Finnish option contracts traded on Eurex	124,553	138,493	65,779

NASDAQ OMX Commodities
Clearing Turnover:
Power contracts (TWh)(4)	385	499	473
Carbon contracts (1000 tCO2)(4)	3,219	9,557	13,534

Issuer Services
NASDAQ
Initial public offerings	17	23	12
New listings (5)	41	59	33
Number of listed companies (6)	2,805	2,831	2,863

NASDAQ OMX Nordic and NASDAQ OMX Baltic Markets
Initial public offerings	1	4	—
New listings	4	6	2
Number of listed companies (7)	780	788	800

Market Technology
Order intake (in millions)(8)	$27	$12	$37
Total order value (in millions)(9)	$446	$453	$318

(1)	Transactions reported to the Financial Industry Regulatory Authority, or FINRA, FINRA/NASDAQ Trade Reporting Facility.
(2)	Includes transactions executed on both NASDAQ’s and NASDAQ OMX BX’s systems plus trades reported through the FINRA/NASDAQ Trade Reporting Facility.
(3)	In December 2009, derivative volume was transferred to NASDAQ OMX from EDX.
(4)	Transactions executed on Nord Pool ASA and reported for clearing to NASDAQ OMX Commodities measured by Terawatt hours (TWh) and one thousand metric tons of carbon dioxide (1000 tCO2).
(5)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETFs.
(6)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(7)	Represents companies listed on the exchanges that comprise NASDAQ OMX Nordic and NASDAQ OMX Baltic and companies on the alternative markets, NASDAQ OMX First North, at period end.
(8)	Total contract value of orders signed.
(9)	Represents total contract value of orders signed that are yet to be recognized as revenue.